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                                                                     Exhibit 4.6

                         ENVIRONMENTAL POWER CORPORATION

                            2002 DIRECTOR OPTION PLAN

1.   PURPOSE

     The purpose of this 2002 Director Option Plan (the "Plan") of Environmental Power Corporation (the "Company") is to encourage ownership in the Company by outside directors of the Company whose continued services are considered essential to the Company's future progress and to provide them with a further incentive to remain as directors of the Company.

2.   ADMINISTRATION

     The Board of Directors shall supervise and administer the Plan. Grants of stock options under the Plan and the amount and nature of the awards to be granted shall be automatic and non-discretionary in accordance with Section 5. However, all questions of interpretation of the Plan or of the any options issued under it shall be determined by the Board of Directors and such determination shall be final and binding upon all persons having an interest in the Plan.

3.   DIRECTORS ELIGIBLE FOR PARTICIPATION

     Each director of the Company (serving as such on or after the close of business on the Effective Date of this Plan) who is not an employee of the Company or any subsidiary of the Company shall be eligible to participate in the Plan.

4.   STOCK SUBJECT TO THE PLAN

     (a) The maximum numbers of shares which may be issued under the Plan shall be two million (2,000,000) shares of the Company's Common Stock, $.01 par value per share ("Common Stock").

     (b) If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

     (c) All options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date and as may be amended from time to time (the "Code").

5.   TERMS, CONDITIONS AND FORM OF OPTIONS

     Each option granted under the Plan shall be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

     (a) Option Grants and Dates. Upon effectiveness of the Plan, options to purchase 50,000 shares shall be granted automatically to any eligible director (as defined in Section 3) on the close of business on the date of his or her initial election or appointment to the Board of Directors if such initial election or appointment occurs on or after the date of the 2002 Annual Meeting. Furthermore, options to purchase 50,000 shares shall be granted automatically to each eligible director (regardless of whether such eligible director was first elected or appointed

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before, on or after the date of the 2002 Annual Meeting), upon each anniversary date of his or her initial election or appointment, which anniversary date occurs on or after the date of the 2002 Annual Meeting; provided that such eligible director's service is scheduled to continue beyond such anniversary date.

     (b)  Reduction of Shares Subject to Option; Exercisability. Notwithstanding
Section 5(a) above, any options which have been granted to an eligible director under the Company's 1993 Director Option Plan within twelve months prior to any grant under this Plan shall be deducted from the option grant due such director under the Plan. All options granted under the Plan will be immediately exerciseable.

     (c) Option Exercise Price. The option exercise price per share for each option granted under the Plan shall equal (i) if the Shares are then listed on a national securities exchange or reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") OTC Bulletin Board, or other system reporting a close price, the closing price of a Share on the date of grant (or, if no such price is reported on such date, such price as reported on the nearest preceding day) (ii) if the shares are then not so listed or reported but traded in the over-the-counter market, the average closing bid and asked prices per share on such date; or (iii) the fair market value of the stock on the date of grant, as determined by the Board of Directors, if the shares are not publicly traded.

     (d) Option Non-Transferable. Each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined in section 414(p) of the Code), and shall be exercised during the lifetime of the optionee only by him. No option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

     (e) Exercise Period. Except as otherwise provided in the Plan, each option may be exercised fully on the date of grant of such option, provided, that subject to the provisions of Section 5(f), no option may be exercised more than 90 days after the optionee ceases to serve as a director of the Company. No option shall be exercisable after the expiration of ten (10) years from the date of grant or prior to approval of the Plan by the stockholders of the Company.

     (f) Exercise Period Upon Disability or Death. Notwithstanding the provisions of Sections 5(e), any option granted under the Plan:

          (i) may be exercised in full by an optionee who becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto) while serving as a Director of the Company; or

          (ii)  may be exercised

                (x) in full upon the death of an optionee while serving as a director of the Company, or

                (y) to the extent then exercisable upon the death of an optionee within 90 days of ceasing to serve as a director of the Company,

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     by the person to whom it is transferred by will, by the laws of descent and distribution, or by written notice filed pursuant to Section 5(i);

     in each such case within the period of one year after the date the optionee ceases to be such a director; provided, that no option shall be exercisable after the expiration of ten (10) years from the date of grant.

     (g) Exercise Procedure. Options may be exercised only by written notice to the Company at its principal office accompanied by payment of the full consideration for the shares as to which they are exercised.

     (h) Payment of Purchase Price. Options granted under the Plan may provide for the payment of the exercise price in cash, by check (bank check, certified check or personal check), by money order, or with the approval of the Company in its sole and absolute discretion (and upon such terms and conditions as the Company may require) (i) by delivering to the Company for cancellation Common Stock of the Company with a fair market value as of the date of exercise equal to the option price or the portion thereof being paid by tendering such shares,
(ii) by delivering to the Company the full option price in a combination of cash and Holder's full recourse liability promissory note with a principal amount not to exceed eighty percent (80%) of the option price and a term not to exceed five
(5) years, which promissory note shall provide for interest on the unpaid balance thereof which at all times is not less than the minimum rate required to avoid the imputation of income, original issue discount or a below-market rate loan pursuant to Sections 483, 1274 or 7872 of the Code or any successor provisions thereto or (iii) by delivering to the Company a combination of cash, the holder's promissory note and Common Stock of the Company with an aggregate fair market value and a principal amount equal to the option price. The fair market value of any shares or other non-cash consideration which may be delivered upon exercise of an option shall be determined by the Board of Directors.

     (i) Exercise by Representative Following Death of Director. A director, by written notice to the Company, may designate one or more persons (and from time to time change such designation) including his legal representative, who, by reason of his death, shall acquire the right to exercise all or a portion of the option. If the person or persons so designated wish to exercise any portion of the option they must do so within the term of the option as provided herein. Any exercise by a representative shall be subject to the provisions of the Plan.

6.   ASSIGNMENTS

     The rights and benefits under the Plan may not be assigned except for the designation of a beneficiary as provided in Section 5.

7.   TAKE TIME FOR GRANTING OPTIONS

     All options for shares subject to the Plan shall be granted, if at all, not later than December 31, 2007.

8.   LIMITATION OF RIGHTS

     (a) No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any

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agreement or understanding, express or implied, that the Company will retain a director for any period of time.

     (b) No Stockholders' Rights for Options. An optionee shall have no rights as a stockholder with respect to the shares covered by his options under the date of the issuance to him of a stock certificate therefore, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

9.   CHANGES IN CAPITAL STOCK

     (a) If (x) the outstanding shares are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or
(y) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares or other securities, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company reorganization, recapitalization, reclassification, stock dividend, stock split, reserve stock split or other similar transaction with respect to such shares or other securities, an appropriate and proportionate adjustment shall be made in (i) the maximum number and kind of shares reserved for issuance under the Plan, and (ii) the number and kind of shares or other securities subject to then outstanding options under the Plan and (iii) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. No fractional shares will be issued under the Plan on account of any such adjustments. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 9 if such adjustment would cause the Plan to fail to comply with Rule 16b-3 or any successor rule promulgated pursuant to Section 16 of the Securities Exchange Act of 1934.

     (b) In the event that the Company is merged or consolidated into or with another corporation (in which consolidation or merger the stockholders of the Company receive distributions of cash or securities of another issuer as a result thereof), or in the event that all or substantially all of the assets of the Company are acquired by any other person or entity, or in the event of a reorganization or liquidation of the Company, the Board of Directors of the Company, or the Board of Directors of any corporation assuming the obligations of the Company, shall, as to outstanding options, take one or more of the following actions: (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, or (iii) if, under the terms of a merger transactions, holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the optionees equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options.

10.  AMENDMENT OF THE PLAN

     The Board of Directors may suspend or discontinue the Plan or review or amend it in any respect whatsoever; provided, however, that without approval of the stockholders of the Company no revision or amendment shall change the number of shares subject to the Plan or the number of shares issuable to any director of the Company under the Plan (except as provided in

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Section 9), change the designation of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the Plan. The Plan may not be amended more than once in any six-month period.

11.  WITHHOLDING

     The Company shall have the right to deduct from payments of any kind otherwise due to the optionee, any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan.

12.  EFFECTIVE DATE AND DURATION OF THE PLAN

     (a) Effective Date. The Plan shall become effective when approved by the Board of Directors and the Company's shareholders. Amendments to the Plan not requiring shareholder approval shall become effective when adopted by the Board of Directors; amendments requiring shareholder approval shall become effective when adopted by the Board of Directors, but no option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee) unless and until such amendment shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months of the Board's adoption of such amendment, any options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee.

     (b) Termination. Unless sooner terminated in accordance with Section 9, the Plan shall terminate upon the earlier of (i) the close of business on December 31, 2007, or (ii) the date on which all shares available for issuance under the plan shall have been issued pursuant to the exercise or cancellation or options granted the Plan. If the date of termination is determined under (i) above, the options outstanding on such date shall thereafter continue to have full force and effect in accordance with the provisions of the instruments evidencing such options.

13.  NOTICE

     Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Treasurer of the Company and shall become effective when it is received.

14.  GOVERNMENTAL REGULATION

     The Company's obligation to sell and deliver shares of the Common Stock under the Plan is subject to the approval of or requirements of any governmental authority applicable in connection with the authorization, issuance or sale of such shares.

15.  COMPLIANCE WITH RULE 16B-3

     Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b or its successor promulgated pursuant to Section 16 of the Securities Exchange Act of 1934. To the extent any provision of the plan or action by the Board of Directors in administering the

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Plan fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board of Directors.

16.  GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

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